EXHIBIT 99

                                       FOR:   Consolidated Graphics, Inc.

                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media:Merridith Ingram/Eileen King
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                     MERCURY PRINTING OF MEMPHIS, TENNESSEE

     HOUSTON, TEXAS - March 15, 1999 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed its acquisition of Mercury Printing, a full service commercial printing company located in Memphis, Tennessee. Bill Hyatt will continue to lead the company as president. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Over the past 37 years Mercury Printing has become a leading commercial printing company in the Mid-South region by providing its clients superior service and the highest quality products. We look forward to providing Bill Hyatt and his team the resources necessary to continue this success in the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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